Medovex Corporation Closes Acquisition of Pulmonary Biomedical Services and Patient Delivery Platform of Regenerative Medicine Solutions, LLC

Alpharetta, GA – January 14, 2018 – Medovex Corporation (OTCQB: MDVX) (“Medovex” or the “Company”) today announced that it has closed the acquisition of substantially all of the assets of Regenerative Medicine Solutions, LLC (“RMS”). RMS is a Tampa, Florida-based pulmonary biomedical services and patient delivery platform that manages and operates Lung Health Institute, a leader in regenerative medicine specializing in cellular therapies to treat chronic obstructive pulmonary disease (COPD) and other chronic lung diseases.

Announced in October, the acquisition is the latest for Medovex, which is committed to acquiring and developing groundbreaking medical technology products and services to improve quality of life for patients. The Company will be led by William “Bill” Horne, who was recently appointed as Medovex’s CEO and was formerly a founder and CEO of Laser Spine Institute (“LSI”).

“With the successful closing now behind us, I look forward to partnering with the RMS executive team to integrate the two organizations, following a proven model of growth and profitability,” said Horne. “Together, we intend to enhance our strategic initiatives with the Denervex device, as well as advancing a platform that identifies, builds and delivers cutting-edge healthcare solutions to address the evolving needs of patients, focusing on the respiratory care industry, where we believe there is currently a great need for innovation. We will communicate specific details on new management appointments, board members and corporate rebranding initiatives with our shareholders in the near term.”

This asset acquisition allows Medovex to strategically expand its services across the country, leveraging RMS’s presence in Tampa, Scottsdale, Dallas, Pittsburgh, and Nashville, where it provides management services through its subsidiaries to five medical clinics that were among the first cellular therapy providers to earn accreditation by The Joint Commission, widely considered the gold standard of quality patient care. The acquisition also marks a significant milestone for the continued investment and development in respiratory care. Although sixteen million Americans are living with COPD, and millions of others who do not know they have it, there are limited options for those patients that have stopped responding to conventional treatments. As a result, the disease is the third leading cause of death in the U.S.

Offering a variety of innovative programs and services including cellular therapy and its Anti-Inflammatory InitiativeTM, Lung Health Institute has helped thousands of people with chronic lung disease improve their quality of life, and continues to advance its treatments through clinical research. Recently, the results of its most extensive study to date, evaluating more than 2,500 patients with chronic lung disease, were presented at the Mayo Clinic Symposium for Regenerative Medicine and Surgery and demonstrated significant improvement in both pulmonary lung function and quality of life after just three months with sustained results at the six and twelve-month mark.

Horne stated, “The treatment protocols we acquired include ‘minimally manipulated’ cell therapies, and the data from these treatments clearly demonstrate patient safety and benefit, We intend to continue to provide these treatments to address this unmet need and have peer-reviewed real-world data and publications summarizing the clinical experience to date. We furthermore will leverage the largest clinical experience with cytotherapy in COPD to develop next-generation proprietary cell therapy platforms in the space of respiratory diseases that will undergo FDA IND approval process.” To this end, as we continue with the current therapeutic approach in COPD, we will strive to enhance our position in this space in 2019 through the establishment of clinically tested next-generation platforms.

Details of the transaction may be found in a Form 8-K filed with the Securities and Exchange Commission.

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of medical technology products and services with ground-breaking and disruptive characteristics. Its focus is to significantly improve the quality of life by focusing on patient outcomes. The Company’s first product, the DenerveX System, is intended to provide long-lasting relief from pain associated with facet joint syndrome. For more information on Medovex Corporation, please visit www.medovex.com.

About Regenerative Medicine Solutions

Regenerative Medicine Solutions, LLC (RMS) is a biomedical services company to develop and implement advanced innovative treatment options in regenerative medicine to treat an array of debilitating medical conditions. In addition, the company is the operator and manager of the Lung Health Institute. Committed to an individualized patient-centric approach, RMS consistently provides oversight and management of the highest quality of care while producing positive outcomes. By applying modern-day best practices to the growing field of regenerative medicine, RMS is changing lives. For more information on the impact of Regenerative Medicine Solutions, LLC, please visit www.thelunghealthinstitute.com.

About Lung Health Institute

Lung Health Institute leads the industry in regenerative medicine and is among the first cellular therapy providers accredited by The Joint Commission, widely considered the gold standard of quality patient care. Our exclusive focus on and multidisciplinary approach to lung disease yields expert care for every patient, even when conventional treatment isn’t effective or stops working. Offering a variety of programs and services including the Anti-Inflammatory Initiative and cellular therapy in several locations across the United States, Lung Health Institute has helped thousands of people with chronic lung disease improve their quality of life and Breathe Easier™. For more information, visit www.thelunghealthinstitute.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

Medovex Corp.
Jason Assad
678-570-6791
Jassad@medovex.com